HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________            Email: harttrinen@aol.com
Will Hart                      (303) 839-0061                Fax: (303) 839-5414


                                   May 9, 2014


Emily Drazan
Securities and Exchange Commission
100 F Street, N.E., Stop 4631
Washington, D.C. 20549

      Re:   Creative Learning Corporation


     This office represents Creative Learning Corporation. The Company plans to respond to the staff's letter dated April 28, 2014 by May 26, 2014.

     If you should have any questions concerning the foregoing, please do not hesitate to contact the undersigned.

                                           Very Truly Yours,

                                           HART & HART, LLC

                                           /s/ William T. Hart
                                         By
                                           William Hart